Exhibit (j)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 55 to Registration Statement No. 33-73404 on Form N-1A of our reports dated May 15, 2007, corresponding to the financial statements and financial highlights of Northern Funds (excluding Northern Multi-Manager Funds) appearing in the Annual Reports on Form N-CSR of Northern Funds for the year ended March 31, 2007, and to the references to us under the headings “Financial Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
July 25, 2007